Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Profitable Second Quarter

Net Sales Increase 26% Year-over-Year

Westminster, MA – November 13, 2017 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the second quarter and the six months ended September 30, 2017.

Second Quarter of Fiscal 2018 Financial Results

•	Net sales were $4.6 million, a 26% increase when compared to the same quarter a year ago.
•	Gross profit was $1.4 million compared to $1.5 million in the same quarter last year, a 3% decrease, primarily due to higher unabsorbed overhead costs.
•	Income before income taxes was $0.6 million, a 10% increase when compared to the same period a year ago.
•	Net income was $368,000, or $0.01 per share basic and fully diluted, down from net income of $546,000 or $0.02 per share basic and fully diluted, for the same quarter a year ago, due primarily to an increase of $234,000 in income tax expense. Cash paid for income taxes in the second quarter of fiscal 2018 was $20,000. Income tax expense was significantly lower in the quarter ended September 30, 2016, due to the utilization of net operating losses and the associated reduction in the valuation allowance which had been provided for deferred tax assets.
•	EBITDA was $894,000 for the quarter ended September 30, 2017, compared to $918,000 for the quarter ended September 30, 2016. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Six Months Year-to-Date Fiscal 2018 Financial Results

•	Net sales were $10.4 million, a 26% increase when compared to the same period a year ago.
•	Gross profit was $3.2 million, a 5% increase compared to $3.0 million in the same period a year ago.
•	Income before income taxes was $1.3 million, a 31% increase when compared to the same period a year ago.
•	Net income was $793,000, or $0.03 per share basic and fully diluted, down from net income of $991,000 or $0.04 per share basic and fully diluted, for the same period a year ago, primarily due to an increase of $512,000 in income tax expense. Cash paid for income taxes in the six months ended September 30, 2017 was $30,000. Income tax expense was significantly lower in the six months ended September 30, 2016, due to the utilization of net operating losses and the associated reduction in the valuation allowance which had been provided for deferred tax assets.
•	EBITDA was $1.9 million for the six months ended September 30, 2017, compared to $1.7 million for the six months ended September 30, 2016. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Second Quarter Recap

“This was another profitable operating quarter, continuing our recent trends and bolstering our confidence that we are on the right path,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Our improved quality and consistent on-time delivery is resonating with key customers, helping us drive a 26% increase in net sales. Income before income taxes was $614,000, a 10% increase over the same quarter a year ago.”

Mr. Shen added: “We have invested approximately $1.6 million in new machinery and equipment through fiscal years 2017 and 2018, and we will maintain our focus on the defense, nuclear and precision industrial markets as we endeavor to replenish our backlog.”

Chairman of the Board, Richard McGowan stated: “The board is very aware of the significant drag on earnings caused by the costs of being a public company at our revenue level. We have been and continue to actively investigate and pursue all ways to improve this.”

The company has tentatively scheduled its annual meeting of stockholders in September 2018 to better align its meeting with the end of its fiscal year. The exact date will be forthcoming.

Balance Sheet Summary

At September 30, 2017, TechPrecision had working capital of $5.7 million compared to working capital of $5.0 million at March 31, 2017. The Company had $2.5 million in cash at September 30, 2017.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on November 13, 2017. To participate in the live conference call, please dial 1-888-567-1602 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-404-267-0373. When prompted, reference TechPrecision.

A replay will be available until December 13, 2017. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 22492.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/event/22492.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. These forward-looking statements are often identified by the use of forward-looking terminology such as “believe,” “continue,” “expect,” “will” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including our ability to change the composition of our revenues and effectively reduce operating expenses, the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity, our ability to receive contract awards through competitive bidding processes, our ability to maintain standards to enable us to manufacture products to exacting specifications, our ability to enter new markets for our services, our reliance on a small number of customers for a significant percentage of our business, competitive pressures in the markets we serve, pricing and business development difficulties and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-- Tables Follow --

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,489,626	$3,066,156
Accounts receivable, net	2,175,822	1,870,672
Costs incurred on uncompleted contracts, in excess of progress billings	3,213,329	2,097,221
Inventories - raw materials	200,787	141,792
Other current assets	546,633	422,096
Total current assets	8,626,197	7,597,937
Property, plant and equipment, net	5,369,167	4,912,202
Deferred income taxes	2,364,303	2,871,680
Other noncurrent assets, net	68,625	100,000
Total assets	$16,428,292	$15,481,819
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$380,318	$365,308
Accrued expenses	1,008,717	893,415
Billings on uncompleted contracts, in excess of related costs	827,573	642,831
Current portion of long-term debt	742,292	717,481
Total current liabilities	2,958,900	2,619,035
Long-term debt, including capital leases	4,546,078	4,874,721
Noncurrent accrued expenses	8,064	17,742
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 28,824,593 shares issued and outstanding at September 30 and March 31, 2017	2,882	2,882
Additional paid in capital	8,409,517	8,258,820
Accumulated other comprehensive income	20,872	19,328
Retained earnings (accumulated deficit)	481,979	(310,709)
Total stockholders’ equity	8,915,250	7,970,321
Total liabilities and stockholders’ equity	$16,428,292	$15,481,819

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Net sales	$4,588,894	$3,656,163	$10,419,280	$8,300,968
Cost of sales	3,155,893	2,182,547	7,245,692	5,291,959
Gross profit	1,433,001	1,473,616	3,173,588	3,009,009
Selling, general and administrative	720,341	739,585	1,640,100	1,627,763
Income from operations	712,660	734,031	1,533,488	1,381,246
Other income	1,456	6,824	1,547	7,575
Interest expense	(100,414)	(183,268)	(209,196)	(376,478)
Total other expense, net	(98,958)	(176,444)	(207,649)	(368,903)
Income before income taxes	613,702	557,587	1,325,839	1,012,343
Income tax expense	245,516	11,505	533,151	20,958
Net income	$368,186	$546,082	$792,688	$991,385
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	$1,854	$(281)	$2,586	$(1,223)
Other comprehensive income (loss), before tax	1,854	(281)	2,586	(1,223)
Income tax expense on other comprehensive income	746	--	1,042	--
Other comprehensive income (loss), net of tax	$1,108	$(281)	$1,544	$(1,223)
Comprehensive income	$369,294	$545,801	$794,232	$990,162
Net income per share (basic)	$0.01	$0.02	$0.03	$0.04
Net income per share (diluted)	$0.01	$0.02	$0.03	$0.04
Weighted average number of shares outstanding (basic)	28,824,593	27,324,593	28,824,593	27,324,593
Weighted average number of shares outstanding (diluted)	29,730,456	28,020,795	29,751,219	27,936,098

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$792,688	$991,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	351,422	353,488
Amortization of debt issue costs	37,038	90,049
Stock based compensation expense	150,697	22,910
Change in contract losses	29,139	(40,532)
Deferred income taxes	507,376	--
Changes in operating assets and liabilities:
Accounts receivable	(305,150)	1,118,019
Costs on uncompleted contracts, in excess of progress billings	(1,116,108)	240,431
Inventories – raw materials	(58,995)	3,005
Other current assets	(124,537)	152,051
Other noncurrent assets and liabilities	(9,678)	(819)
Accounts payable	15,010	(406,463)
Accrued expenses	88,319	(170,369)
Accrued taxes	--	20,958
Billings on uncompleted contracts, in excess of related costs	184,742	(945,358)
Net cash provided by operating activities	541,963	1,428,755
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of equipment	80,000	--
Deposit for fixed assets	(36,987)	--
Purchases of property, plant and equipment	(808,386)	(114,856)
Net cash used in investing activities	(765,373)	(114,856)
CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	--	(145,995)
Borrowings of long-term debt	--	3,011,648
Repayment of long-term debt	(352,509)	(2,673,432)
Net cash (used in) provided by financing activities	(352,509)	192,221
Effect of exchange rate on cash and cash equivalents	(611)	42
Net (decrease) increase in cash and cash equivalents	(576,530)	1,506,162
Cash and cash equivalents, beginning of period	$3,066,156	$1,332,166
Cash and cash equivalents, end of period	$2,489,626	$2,838,328

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

(Unaudited)

The following table provides a reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

	Three months ended September 30, 2017	Three months ended September 30, 2016	Change Amount
Net income	$368,186	$546,082	$(177,896)
Income tax expense	245,516	11,505	234,011
Interest expense (1)	100,414	183,268	(82,854)
Depreciation	179,809	177,438	2,371
EBITDA	$893,925	$918,293	$(24,368)

	Six months ended September 30, 2017	Six months ended September 30, 2016	Change Amount
Net income	$792,688	$991,385	$(198,697)
Income tax expense	533,151	20,958	512,193
Interest expense (1)	209,196	376,478	(167,282)
Depreciation	351,422	353,488	(2,066)
EBITDA	$1,886,457	$1,742,309	$144,148

(1)	Includes amortization of debt issue costs.

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